                                                               [LOGO OF METLIFE]
                                                   MetLife Insurance Company USA

POLICY NUMBER: [SPECIMEN]

INSURED: [JOHN DOE]

                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

                               NON-PARTICIPATING

Flexible Premiums are payable during the lifetime of the Insured to the Maturity Date. The coverage provided by the Policy may be continued beyond the Maturity Date. If the Insured dies while the Policy is in force, we will pay the Policy Proceeds to the Beneficiary. We must receive proof satisfactory to us of the Insured's death. Any payment will be subject to all of the provisions of the Policy.

THE AMOUNT AND/OR DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED IN THE POLICY BENEFITS SECTION OF THE POLICY. THE POLICY'S CASH VALUE CAN VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE, DEPENDING ON THE SEPARATE ACCOUNT INVESTMENT EXPERIENCE AND THE FIXED ACCOUNT INTEREST. SEE THE SEPARATE ACCOUNT CASH VALUE AND FIXED ACCOUNT CASH VALUE PROVISIONS FOR DETAILS.

                            RIGHT TO EXAMINE POLICY

PLEASE READ THIS POLICY. YOU MAY RETURN THIS POLICY TO US OR TO OUR REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED WITHIN [10] DAYS FROM THE DATE YOU RECEIVE IT. IF YOU RETURN IT WITHIN THIS PERIOD, WE WILL REFUND ANY PREMIUM PAID AND THIS POLICY WILL BE VOID FROM THE START. IF THE POLICY INCLUDES A LONG-TERM CARE ACCELERATED COVERAGE RIDER, PLEASE REFER TO THE RIGHT TO EXAMINE THE RIDER PROVISION FOR RETURN INFORMATION.

This Policy is a legal contract between the Owner and MetLife Insurance Company USA. PLEASE READ YOUR CONTRACT CAREFULLY.

Signed for the Company at its Main Administrative Office, Warwick, RI 02887

            /s/ Eric T. Steigerwalt            /s/ Jacob M. Jenkelowitz
            ------------------------           ------------------------
                   PRESIDENT                          SECRETARY

5E-46-06                               1

                        ALPHABETIC GUIDE TO YOUR POLICY

Section                                          Section
      4  Addition, Deletion or Substitution of         5  Loan and Loan Interest Repayments
         Investments                                   5  Loan Interest Charged
      3  Allocation of Net Amount at Risk              1  Maturity Date
      6  Allocation of Net Premiums                    2  Maturity Benefit
      3  Allocation of Partial Withdrawals            11  Minimum Payments under Payment Options
      7  Annual Report                                 7  Misstatement of Age or Sex and Corrections
      8  Assignments                                   3  Monthly Cost of Insurance
      1  Attained Age                                  3  Monthly Cost of Insurance Rates
      3  Basis of Computation                          3  Monthly Coverage Expense Charge
      8  Beneficiary                                   3  Monthly Deduction
      3  Cash Surrender Value                          3  Monthly Policy Charge
      3  Cash Value                                    3  Mortality and Expense Risk Charge
      3  Cash Value After the Maturity Date            3  Net Amount at Risk
      2  Change in Death Benefit Option                3  Net Investment Factor
      2  Change in Face Amount                        10  Other Frequencies and Options
      8  Change of Owner or Beneficiary                8  Owner
      9  Choice of Payment Options; Option Date        3  Partial Withdrawals
      7  Claims of Creditors                           9  Payee
      7  Contract                                      9  Payment
      3  Continuation of Insurance                     6  Payment of Premiums
      2  Continuation of the Policy Beyond the         6  Percent of Premium Charge
         Maturity Date                                 1  Planned First Year Lump Sum
      7  Conversion Right                              1  Planned Premium
      2  Death Benefit Options                         1  Planned Premium Due Date
      9  Death of Payee                                2  Policy Changes
      2  Definition of Life Insurance                  1  Policy Date
      1  Definitions                                   1  Policy Loan Balance
      1  Designated Office                             2  Policy Proceeds
      8  Designation of Owner and Beneficiary          3  Postponement of Payments or Transfers
      1  Excess Loan                                   6  Premium Tax Charge
      6  Federal Tax Charge                            6  Reinstatement
      3  Fixed Account Cash Value                      1  Requested Increase
      3  Fixed Account Cash Value Guaranteed           8  Requests for Changes or Information
         Interest Rate                                 4  Separate Account
      3  Fixed Account Partial Withdrawals and         3  Separate Account Cash Value
         Transfers                                     3  Separate Account Partial Withdrawals
      6  Grace Period                             10, 11  Single Life Income
      6  Guaranteed Minimum Death Benefit             10  Single Life Income - 10 Year Guaranteed
      7  Incontestability                                 Payment Period
      7  Illustration of Benefits                      7  Statements in Application
      1  Insured                                       7  Suicide Exclusion
      4  Investment Divisions                          3  Surrender
      1  Investment Start Date                         3  Surrender Charge
      1  Issue Age                                     4  Transfers
      1  Issue Date                                    7  Unisex Basis
 10, 11  Joint and Survivor Life Income                3  Value of Each Accumulation Unit
      9  Life Income Options                           3  Variable Accumulation Units
      9  Limitations                                   1  We, Us and Our
      5  Loans                                         1  You and Your
      3  Loan Account Cash Value                       6  Your Right to Change Allocation

Additional Benefit Riders, Endorsements and Amendments, if any, and copies of the Application follow the final section.

5E-46-06                               2

                             POLICY SPECIFICATIONS

INSURED                                                [JOHN DOE]
POLICY NUMBER                                          [SPECIMEN]
POLICY DATE                                            [JUNE 1, 2008]
ISSUE DATE                                             [JUNE 1, 2008]
MATURITY DATE*                                         [JUNE 1, 2094]
INITIAL FACE AMOUNT                                    [$50,000]
ISSUE AGE OF INSURED                                   [35]
SEX                                                    [MALE]
RISK CLASSIFICATION                                    [STANDARD SMOKER]
DEATH BENEFIT OPTION                                   [A]
PLANNED FIRST YEAR LUMP SUM                            [$0]
PLANNED [ANNUAL] PREMIUM
   PAYABLE FOR [1 YEAR]                                [$588.36]
   PAYABLE FOR [YEARS 2 THROUGH 65]                    [$588.36]
GUARANTEED MINIMUM DEATH BENEFIT PERIOD CHOSEN         [To Age 65]
GUARANTEED MINIMUM DEATH BENEFIT PERIOD MONTHLY
PREMIUMS**
     5 YEARS                                           [$39.62]
     20 YEARS                                          [$39.62]
     TO AGE 65                                         [$49.03]

POLICY PLAN: Flexible Premium Variable Life Insurance

BENEFITS - As specified in Policy and in any Rider

RIDERS                    FACE AMOUNT                      RISK CLASSIFICATION


* It is possible that insurance coverage may not continue to the Maturity Date even if Planned Premiums are paid in a timely manner.
** These premiums will be recalculated and shown on the Policy Specifications for Policy Change page if: any Policy changes are made; any riders are added or removed; there is a change in the Insured's risk classification; or there was a misstatement of age or sex in the Application.

The Policy will stay in force during the Guaranteed Minimum Death Benefit Period (referred to as "Guaranteed Period") chosen in the Application if: premium in an amount that is at least equal to the Guaranteed Minimum Death Benefit Monthly Premium for that Guaranteed Period is paid by each monthly anniversary; no loans are taken; no partial withdrawals are made; and no cash value is paid to you to allow the Policy to continue to qualify as a life insurance contract. If no Guaranteed Period was chosen in the Application, we will test to determine whether the five year Guaranteed Period is in effect on each monthly anniversary. In order for a Guaranteed Period to be in effect, the premium requirement for that Guaranteed Period must have been satisfied for each policy month since the Policy Date. See the Guaranteed Minimum Death Benefit provision for a full description of the test made on each monthly anniversary.

(Sex-Distinct Basis)                   3

MINIMUM FACE AMOUNT                            [$50,000]
MINIMUM FACE AMOUNT DECREASE                   [$5,000.00]
MINIMUM FACE AMOUNT INCREASE                   [$5,000.00]
MAXIMUM PERCENT OF PREMIUM CHARGE              [2.25%] OF EACH PREMIUM PAID
MAXIMUM PREMIUM TAX CHARGE                     [2.00%] OF EACH PREMIUM PAID
MAXIMUM FEDERAL TAX CHARGE                     [1.25%] OF EACH PREMIUM PAID
MAXIMUM MONTHLY POLICY CHARGE #
    MONTHS 1-12                                [$15.00]
    MONTHS 13 & LATER                          [$8.00]
MAXIMUM MONTHLY COVERAGE EXPENSE CHARGE #
    YEARS 1-8                                  [ 0.1450 per $1,000]
    YEARS 9 & LATER                            [ 0.1450 per $1,000]
MAXIMUM MONTHLY MORTALITY AND EXPENSE RISK
CHARGE #
  PERCENT OF CASH VALUE IN SEPARATE ACCOUNT
    YEARS 1-10                                 [0.066423464%]
    YEARS 11-19                                [0.029119983%]
    YEARS 20-29                                [0.016651408% ]
    YEARS 30+                                  [0.004165712%]
MINIMUM LOAN AND PARTIAL WITHDRAWAL AMOUNT     [$500.00]
MAXIMUM NUMBER OF PARTIAL WITHDRAWALS PER      [12]
POLICY YEAR
MAXIMUM NUMBER OF TRANSFERS PER POLICY YEAR    [4]
MAXIMUM TRANSFER PROCESSING CHARGE             [$25.00]
MAXIMUM PARTIAL WITHDRAWAL CHARGE              [$25.00]
MAXIMUM FEE FOR ILLUSTRATION OF BENEFITS       [$25.00]
7702 TABLE                                     [2001 CSO ULTIMATE MORTALITY TABLE FOR A MALE
                                               SMOKER, AGE NEAREST BIRTHDAY]
BASIS OF COMPUTATION OF MINIMUM CASH VALUES    [2001 CSO ULTIMATE MORTALITY TABLE FOR A MALE
                                               SMOKER, AGE NEAREST BIRTHDAY]
MONTHLY DISCOUNT FACTOR                        [1.00246630]

# If the Policy is reinstated, the period of lapse will not be used in determining the applicable charge on any day after Reinstatement.

LOAN INTEREST RATE CHARGED
  POLICY YEARS 1-10                            [4.0%]
  POLICY YEARS 11 & LATER                      [3.0%]
LOAN INTEREST RATE CREDITED                    [3.0%]
FIXED ACCOUNT CASH VALUE GUARANTEED INTEREST   [3.0%]
RATE
FIXED ACCOUNT MAXIMUM ALLOCATION PERCENTAGE    [100%]
FIXED ACCOUNT MAXIMUM WITHDRAWAL PERCENT       [25%]
LIMIT
SEPARATE ACCOUNT                               [MetLife Investors USA Variable Life Account A]

Coverage will depend on: the amount, timing, and frequency of premium payments; current charges; investment experience of any Investment Divisions you chose, interest credited to any cash value for the Policy that is in the Fixed Account; transfers; Loans taken; partial withdrawals made; and the cost of additional benefits. The Planned Premium may need to be increased to keep the Policy in force.

The Policy will stay in effect after the Maturity Date as long as the Cash Surrender Value remains greater than zero. No charges will be taken on or after the Maturity Date.

Any changes to the Policy's non-guaranteed cost factors (Cost of Insurance Rates, and Policy and Expense charges) will be made only on a class basis and may only be based on changes in our future expectations as to mortality, investment earnings, taxes, expenses, and persistency. Changes will only be made according to procedures and standards filed, if required, with the insurance supervisory official of the state which governs the Policy. Credited interest may be changed at any time. All changes will be made on a prospective basis and will not recoup past losses or distribute past gains.

     TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

INSURED:                [JOHN DOE]     POLICY NUMBER:                 [SPECIMEN]
DATE OF COVERAGE:   [JUNE 1, 2008]

ATTAINED AGE   RATE   ATTAINED AGE   RATE    ATTAINED AGE   RATE
     [35      0.1668      64         2.0564       93       24.5714
      36      0.1760      65         2.2467       94       26.3018
      37      0.1860      66         2.4305       95       28.2572
      38      0.2002      67         2.6096       96       30.0200
      39      0.2144      68         2.7985       97       31.9176
      40      0.2311      69         2.9860       98       33.9666
      41      0.2528      70         3.2136       99       36.1844
      42      0.2779      71         3.4635      100       38.5895
      43      0.3080      72         3.8044      101       40.4555
      44      0.3439      73         4.1483      102       42.4670
      45      0.3816      74         4.4970      103       44.6306
      46      0.4167      75         4.9043      104       46.9669
      47      0.4561      76         5.3399      105       50.0747
      48      0.4779      77         5.8460      106       53.5074
      49      0.5030      78         6.4345      107       57.3153
      50      0.5390      79         7.1089      108       61.5547
      51      0.5818      80         7.8347      109       66.3060
      52      0.6405      81         8.6544      110       71.6576
      53      0.7069      82         9.4890      111       77.7404
      54      0.7900      83        10.3725      112       83.3333
      55      0.8842      84        11.3432      113       83.3333
      56      0.9802      85        12.4985      114       83.3333
      57      1.0822      86        13.7804      115       83.3333
      58      1.1624      87        15.1794      116       83.3333
      59      1.2552      88        16.6738      117       83.3333
      60      1.3677      89        18.2467      118       83.3333
      61      1.5074      90        19.8800      119       83.3333
      62      1.6762      91        21.3788      120       83.3333
      63      1.8639      92        22.9344      121       0.0000]

                           SURRENDER CHARGE SCHEDULE

INSURED:                [JOHN DOE]     POLICY NUMBER:                 [SPECIMEN]
DATE OF COVERAGE:   [JUNE 1, 2008]

    BEGINNING OF          MAXIMUM
       YEAR*         SURRENDER CHARGE
         1                 [$796.83
         2                   796.83
         3                   796.83
         4                   796.83
         5                   690.59
         6                   584.34
         7                   531.22
         8                   478.10
         9                   371.85
         10                  185.93
     11 & later               0.00]

* Measured from the Date of Coverage. If the Policy is reinstated, the period of lapse will not be used in determining the applicable Surrender
    Charge on any day after Reinstatement.

A Surrender Charge may be deducted during the first 10 years after the Policy Date and after the Date of Coverage of each Requested Increase. During the surrender charge period, a Surrender Charge will apply: upon surrender; upon lapse; upon a partial withdrawal that decreases the Face Amount; upon a change in Death Benefit Option that decreases the Face Amount; and upon a requested decrease in Face Amount. The Maximum Surrender Charges for the portion of the Face Amount issued on the above Date of Coverage for the first policy month in years 1 through 10: are shown above; and when they decrease, they will decrease linearly (rounded to two decimal places) for other months in years 1 through 10. The Maximum Surrender Charges for each Requested Increase will be shown in a new Surrender Charge Schedule page. A proportionate Surrender Charge will be deducted for partial withdrawals, changes in Death Benefit Option that decrease the Face Amount, and for requested decreases in the Face Amount.

If the Surrender Charge of a rider made a part of the Policy is to be included for the purposes of determining the Surrender Charge applicable to the Policy, that rider will so indicate.

                           TABLE OF CORRIDOR FACTORS

INSURED:                             [JOHN DOE]      POLICY NUMBER:   [SPECIMEN]
DATE OF COVERAGE:                  [JUNE 1, 2008]
DEATH BENEFIT CALCULATION TEST:  [GUIDELINE PREMIUM TEST]

                 [TABLE OF GUIDELINE PREMIUM CORRIDOR FACTORS]

ATTAINED AGE  FACTOR   ATTAINED AGE  FACTOR   ATTAINED AGE  FACTOR
     35       2.50000       64       1.22000        93      1.02000
     36       2.50000       65       1.20000        94      1.01000
     37       2.50000       66       1.19000        95      1.01000
     38       2.50000       67       1.18000        96      1.01000
     39       2.50000       68       1.17000        97      1.01000
     40       2.50000       69       1.16000        98      1.01000
     41       2.43000       70       1.15000        99      1.01000
     42       2.36000       71       1.13000       100      1.01000
     43       2.29000       72       1.11000       101      1.01000
     44       2.22000       73       1.09000       102      1.01000
     45       2.15000       74       1.07000       103      1.01000
     46       2.09000       75       1.05000       104      1.01000
     47       2.03000       76       1.05000       105      1.01000
     48       1.97000       77       1.05000       106      1.01000
     49       1.91000       78       1.05000       107      1.01000
     50       1.85000       79       1.05000       108      1.01000
     51       1.78000       80       1.05000       109      1.01000
     52       1.71000       81       1.05000       110      1.01000
     53       1.64000       82       1.05000       111      1.01000
     54       1.57000       83       1.05000       112      1.01000
     55       1.50000       84       1.05000       113      1.01000
     56       1.46000       85       1.05000       114      1.01000
     57       1.42000       86       1.05000       115      1.01000
     58       1.38000       87       1.05000       116      1.01000
     59       1.34000       88       1.05000       117      1.01000
     60       1.30000       89       1.05000       118      1.01000
     61       1.28000       90       1.05000       119      1.01000
     62       1.26000       91       1.04000       120      1.01000
     63       1.24000       92       1.03000      121+      1.01000

                 1. DEFINITIONS

APPLICATION            The application(s) for: the Policy; any riders that are made a part of the Policy; any
                       Policy changes; and any changes, amendments, and supplements. A copy of the
                       Application is attached to the Policy.

ATTAINED AGE           The Issue Age plus the number of completed policy years. This includes any period during which the Policy was lapsed.

CASH VALUE             Equal to the total of: the cash value in the Fixed Account; plus the cash value in the
                       Investment Divisions; plus the cash value in the Loan Account. See the Cash Value provision for details.

DESIGNATED OFFICE      Our Home Office or any other office we designate.

EXCESS LOAN            An Excess Loan occurs when the Policy Loan Balance exceeds the Cash Value less any Surrender Charge.

FIXED ACCOUNT          The Fixed Account is a part of our general account to which you may allocate Net
                       Premiums and transfer amounts. It provides guarantees of principal and interest.

IN WRITING             In a written form satisfactory to Us and received at our Designated Office.

INSURED                The person whose life is insured under the Policy. Shown on the Policy Specifications page.

INVESTMENT DIVISION    A sub account of the Separate Account that invests in shares of an open-end management investment company or other pools of investment assets.

INVESTMENT START DATE  The date the first Net Premium is applied to the Policy. See the Allocation of Net
                       Premiums provision for details on how the Net Premium is applied. This date will be the later of:

                       1.  The Policy Date; and

                       2.  The date we receive the first premium at our Designated Office.

ISSUE AGE              The age of the Insured as of his or her birthday nearest to the Policy Date.

ISSUE DATE             The date from which the contestable and suicide periods for the initial coverage are measured. It is shown on the Policy Specifications page.

LOAN ACCOUNT           The account to which we will transfer the amount of any Loan from the Fixed Account and the Investment Divisions.

MATURITY DATE          The policy anniversary on which the Insured is Attained Age [121].

MONTHLY ANNIVERSARY    The same date in each succeeding month as the Policy Date except that whenever the monthly anniversary falls on a date other than a Valuation Date, the monthly anniversary will be deemed the next Valuation Date. If any monthly anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the monthly anniversary will be the last day of that month.

NET PREMIUM            The Net Premium equals the premium paid minus: the Percent of Premium Charge; the
                       Premium Tax Charge; and the Federal Tax Charge. The maximum charges are shown on the Policy Specifications page.

5E-46-06                               9

PLANNED FIRST YEAR LUMP SUM  The Planned First Year Lump Sum is the amount of premium that you stated in the
                             Application that you intend to pay as a lump sum by the first policy anniversary. This amount is shown on the Policy Specifications page.

PLANNED PREMIUM              The Planned Premium is the amount you stated in the Application that you intend to pay as a premium on the Planned Premium Due Dates. This amount is shown on the
                             Policy Specifications page. You may change this amount by making a request In
                             Writing.

PLANNED PREMIUM              The Planned Premium Due Date is based on the Policy Date and the mode in which
DUE DATE                     you choose to pay premiums. If you pay premiums on an annual mode, it is the policy anniversary each year. If you pay premiums on other than an annual mode, it is the policy anniversary and each semi-annual, quarterly or monthly anniversary as applicable.

POLICY DATE                  Policy years, months and anniversaries are all measured from the Policy Date. The
                             Policy Date is shown on the Policy Specifications page.

POLICY LOAN BALANCE          The Policy Loan Balance at any time equals the outstanding Loans plus Loan Interest accrued to date.

REQUESTED INCREASE           An increase in Face Amount that you applied for after the Issue Date.

SEC                          The United States Securities and Exchange Commission.

SEPARATE ACCOUNT             A separate investment account created by us to receive and invest Net Premiums received for the Policy or other policies. The Separate Account is divided into subaccounts that correspond to the Investment Divisions.

VALUATION DATE               Each day that the New York Stock Exchange is open for trading and the SEC has not restricted trading or declared an emergency. Each Valuation Date ends at the close of regular trading on the New York Stock Exchange. There are no Valuation Dates
                             applicable to the Policy prior to our receipt of the first premium payment.

VALUATION PERIOD             The period between the ends of two successive Valuation Dates. Net Premium allocations and requests for transfers, future allocation changes, Loans, partial withdrawals, and surrenders will take effect as of the end of the Valuation Period in which we receive the premium payment or the request In Writing.

YOU AND YOUR                 The Owner of the Policy.

                             In the Application the words "you" and "your" refer to the proposed insured person(s).

WE, US AND OUR               MetLife Insurance Company USA.

5E-46-06                               10

                 2. POLICY BENEFITS

POLICY PROCEEDS        The Policy Proceeds are equal to:

                       1.   The Death Benefit as described in the Death Benefit Options provision below; plus

                       2.   The Total Monthly Cost of Insurance for the portion of the policy month from the date of the Insured's death to the end of that policy month; less

                       3.   Any Amount Due under a Grace Period provision as of the date of death; less

                       4.   Any Policy Loan Balance.

DEFINITION OF LIFE     The Policy is intended to qualify as a life insurance contract under the Internal
INSURANCE              Revenue Code of 1986 as amended (referred to as "the Code") and any regulation or rulings by the Internal Revenue Service. The Code provides two Death Benefit Calculation Tests to determine whether the policy meets the definition of life insurance: the Guideline
                       Premium Test; and the Cash Value Accumulation Test. The Test chosen in the
                       Application cannot be changed. The Table of Corridor Factors page shows the Test chosen for the Policy.

                       Under both tests, the Death Benefit will not be less than: the Policy's Cash Value;
                       times the applicable Attained Age Factor as shown on the Table of Corridor Factors page. If you chose the Guideline Premium Test, the Table shown on the Table of
                       Corridor Factors page is the Table of Guideline Premium Corridor Factors. The
                       Guideline Premium Corridor Factors are based on the percentages as currently described in Section 7702 of the Code. If you chose the Cash Value Accumulation
                       Test, the Table shown on the Table of Corridor Factors page is the Table of Net Single
                       Premium Corridor Factors.

                       In order to have the Policy continue to qualify as life insurance under applicable law, including the Code, we reserve the right to:

                       1.   Restrict certain changes to the Policy, such as Death Benefit increases; and

                       2.   Require the issuance of a new policy in connection with such changes; and

                       3.   Make changes to the Policy.

                       We will give you written notice of any of the above actions.

DEATH BENEFIT OPTIONS  Prior to the Maturity Date, the Death Benefit depends upon the Death Benefit Option in effect on the date of the Insured's death. The Death Benefit Option in effect is shown on the Policy Specifications page or on the Policy Specifications for Policy
                       Change page, if any.

                       DEATH BENEFIT OPTION A

                       The Death Benefit prior to the Maturity Date equals the greater of:

                       1.   The Face Amount; and

                       2.   The death benefit required by the Guideline Premium Test or the Cash Value
                            Accumulation Test, depending on the Death Benefit Calculation Test chosen in the
                            Application.

                       DEATH BENEFIT OPTION B

                       The Death Benefit prior to the Maturity Date equals the greater of:

                       1.   The Face Amount plus the Cash Value on the date of death; and

                       2.   The death benefit required by the Guideline Premium Test or the Cash Value
                            Accumulation Test, depending on the Death Benefit Calculation Test chosen in the
                            Application.

5E-46-06                               11

                     DEATH BENEFIT OPTION C

                     Prior to the Insured's Attained Age 65, the Death Benefit equals the greater of:

                     1.  The Face Amount plus the Cash Value on the date of death; and

                     2.  The death benefit required by the Guideline Premium Test or the Cash Value
                         Accumulation Test, depending on the Death Benefit Calculation Test chosen in the
                         Application.

                     Thereafter until the Maturity Date, the Death Benefit equals the greater of:

                     1.  The Face Amount; and

                     2.  The death benefit required by the Guideline Premium Test or the Cash Value
                         Accumulation Test, depending on the Death Benefit Calculation Test chosen in the
                         Application.

                     The Face Amount of the Policy will be increased, if necessary, to equal the Death
                     Benefit on the date the Insured becomes Attained Age 65.

                     If the Face Amount or Death Benefit of a rider made a part of the Policy is to be included for the purposes of calculating the Death Benefit under the above Options, that rider will so indicate.

                     Any time the Death Benefit minus the Cash Value is greater than the then current Face
                     Amount, we reserve the right to distribute a portion of the Cash Value to you. The amount of the distribution will be the amount required to make the Death Benefit minus the Cash Value after the distribution equal to the then current Face Amount.

MATURITY BENEFIT     If the Insured is living and the Policy is in force on the Maturity Date, you may choose to terminate the Policy and receive the Cash Surrender Value, if it is greater than zero, as a Maturity Benefit.

CONTINUATION OF THE  For Death Benefit Options A and C, if the Cash Surrender Value is greater than zero
POLICY BEYOND THE    and the Policy is in force on or after the Maturity Date, the Death Benefit will be the
MATURITY DATE        greater of:

                     1.  The Face Amount on the date of the Insured's death; and

                     2.  The Cash Value on the date of the Insured's death.

                     For Death Benefit Option B, if the Cash Surrender Value is greater than zero and the
                     Policy is in force on or after the Maturity Date, the Death Benefit will be: the Face
                     Amount on the date of the Insured's death; plus the Cash Value on the date of the
                     Insured's death.

                     The Policy could lapse after the Maturity Date if there is an Excess Loan. (See the
                     Cash Value, Loan and Loan Interest Repayments, and Grace Period provisions.)

                     If the Policy is in force on or after the Maturity Date: loans may be taken; and loan repayments, partial withdrawals and transfers may be made.

                     PLEASE NOTE: THE POLICY MAY NOT QUALIFY AS A LIFE INSURANCE CONTRACT UNDER THE
                     CODE ON OR AFTER THE MATURITY DATE AND MAY BE SUBJECT TO TAX CONSEQUENCES.
                     PLEASE CONSULT A TAX ADVISOR PRIOR TO CONTINUING THE POLICY BEYOND ITS MATURITY
                     DATE.

POLICY CHANGES       You may request policy changes at any time unless we have stated otherwise in the
                     Policy. We reserve the right to not allow a change in the first policy year and to permit only one change per policy year. The types of changes allowed are explained below.

                     No change will be made that would result in the Policy not meeting the definition of life insurance under Section 7702 of the Code or any applicable successor provision.

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

CHANGE IN FACE  You can change the Face Amount by sending us a request In Writing.
AMOUNT
                Each requested decrease in Face Amount will be subject to the following:

                1.   The decrease will take effect on the monthly anniversary on or next following our receipt of the request at our Designated Office.

                2.   The decrease will reduce the Face Amount in the following order, unless you request a different order In Writing, and unless any rider made a part of the Policy states otherwise:

                     a.   Each Requested Increase in succession, starting with the most recent increase; and
                          then

                     b.   The remaining Initial Face Amount (excluding any increase in Face Amount resulting from a change in Death Benefit Option); and then

                     c.   Any increase in Face Amount resulting from a change in Death Benefit Option.

                3.   The Face Amount after the requested decrease may not be less than the Minimum
                     Face Amount shown on the Policy Specifications page.

                4.   The decrease must be at least equal to the Minimum Face Amount Decrease shown on the Policy Specifications page.

                5.   If the decrease is made during the 12 months following the Policy Date, we will deduct from the Cash Value a portion of the unpaid Monthly Coverage Expense
                     Charges due for the remainder of the 12-month period associated with the Initial
                     Face Amount. This portion will be the ratio of the amount of the decrease to the
                     Initial Face Amount times the unpaid Monthly Coverage Expense Charges due for the remainder of the 12-month period.

                6.   If the decrease (including decreases resulting from a change in Death Benefit
                     Option) is made during the 12 months following the Date of Coverage of any
                     Requested Increase we will deduct from the Cash Value a portion of the unpaid
                     Monthly Coverage Expense Charges due for the remainder of the 12-month period associated with that increase. This portion will be the ratio of the amount of the decrease to the Face Amount increase times the unpaid Monthly Coverage Expense
                     Charges due for the remainder of the 12-month period.

                7.   A Surrender Charge may apply to the decrease in Face Amount as explained in the
                     Surrender Charge Schedule. This Surrender Charge will be allocated among the
                     Fixed Account and each Investment Division based on the proportion that the respective cash value in each bears to the total Cash Value, less the cash value in the
                     Loan Account.

                8.   The requested decrease in Face Amount may require a decrease in amounts provided by any riders made a part of the Policy.

                Each Requested Increase will be subject to the following:

                1.   We must receive proof satisfactory to us that the Insured is insurable by our standards on the date of the Requested Increase.

                2.   The increase will take effect on the monthly anniversary on or next following our approval of the Requested Increase.

                3.   The increase will be at the risk classification for which the Insured then qualifies.

                4.   The increase must be at least equal to the Minimum Face Amount Increase shown on the Policy Specifications page.

                5.   New insurance must be available under our underwriting rules on the same plan at the age of the Insured on the date of the request.

                6.   The total Face Amount after the increase cannot be greater than our published maximums.

                We will amend the Policy to show the Date of Coverage for the change in Face
                Amount.

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

CHANGE IN DEATH BENEFIT OPTION  After the first policy year and prior to the Maturity Date, you may request a change to the Death Benefit Option. Proof that the Insured is insurable by our standards on the date of the change may be required. The effective date of the change will be the monthly anniversary on or next following the date we receive your request In Writing.
                                On the effective date of this change the Death Benefit payable will not change, but the
                                Face Amount may change. Changes are allowed as follows:

                                1.  Change from Death Benefit Option A to: Death Benefit Option B; or to Death
                                    Benefit Option C on or prior to Attained Age 60.

                                    The Face Amount of the Policy will be decreased, if necessary, to equal the Death
                                    Benefit minus the Cash Value on the effective date of the change. This change may not be made if it would result in a Face Amount for the Policy that is less than the
                                    Minimum Face Amount shown on the Policy Specifications page. A Surrender
                                    Charge will apply to any decrease in the Face Amount of the Policy as explained in the Surrender Charge Schedule.

                                    The decrease will reduce the Face Amount in the following order, unless any rider made a part of the Policy states otherwise:

                                    a.   Each Requested Increase in succession, starting with the most recent increase; and
                                         then

                                    b.   The remaining Initial Face Amount; and then

                                    c.   Any increase in Face Amount resulting from a change in Death Benefit Option.

                                    A decrease in Face Amount may require a decrease in amounts provided by any riders made a part of the Policy.

                                2.  Change from Death Benefit Option B to: Death Benefit Option A; or to Death
                                    Benefit Option C on or prior to Attained Age 60.

                                    The Face Amount of the Policy will be increased, if necessary, to equal the Death
                                    Benefit on the effective date of the change.

                                3.  Change from Death Benefit Option C to Death Benefit Option A.

                                    If this change is made on or prior to Attained Age 65, the Face Amount of the Policy will be increased, if necessary, to equal the Death Benefit on the effective date of the change.

                                    If this change is made after Attained Age 65, the Face Amount will not change.

                                4.  Change from Death Benefit Option C to Death Benefit Option B.

                                    If this change is made on or prior to Attained Age 65, the Face Amount will not change.

                                    If this change is made after Attained Age 65, the Face Amount of the Policy will be decreased, if necessary, to equal the Death Benefit minus the Cash Value on the effective date of the change. This change may not be made if it would result in a
                                    Face Amount for the Policy that is less than the Minimum Face Amount shown on the Policy Specifications page. A Surrender Charge may apply to any decrease in the
                                    Face Amount of the Policy as explained in the Surrender Charge Schedule.

                                    The decrease will reduce the Face Amount in the following order, unless any rider made a part of the Policy states otherwise:

                                    a.   Each Requested Increase in succession, starting with the most recent increase; and
                                         then

                                    b.   The remaining Initial Face Amount (which includes any increase in Face Amount resulting from a change in Death Benefit Option.

                                    A decrease in Face Amount may require a decrease in amounts provided by any riders made a part of the Policy.

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
               3. CASH VALUES

CASH VALUE          The Cash Value of the Policy equals the total of the values in the Fixed Account, the
                    Separate Account and the Loan Account, and is described below. You may access the
                    Cash Value by taking a loan, making a partial withdrawal, or surrendering the Policy.

FIXED ACCOUNT CASH  The interest credited to the cash value in the Fixed Account for a specific day will be
VALUE GUARANTEED    at an effective annual rate not less than the Fixed Account Cash Value Guaranteed
INTEREST RATE       Interest Rate shown on the Policy Specifications page.

FIXED ACCOUNT CASH  The cash value in the Fixed Account on the Investment Start Date equals: the portion
VALUE               of the initial Net Premium received and allocated to the Fixed Account; less the portion of the Monthly Deductions due from the Policy Date through the Investment
                    Start Date, if any, charged to the Fixed Account.

                    The cash value in the Fixed Account on any day after the Investment Start Date equals:

                      1.   The cash value in the Fixed Account on the preceding Valuation Date, with interest on such value at the current rate; plus

                      2.   Any portion of Net Premium received and allocated to the Fixed Account on that day; plus

                      3.   Any amounts transferred to the Fixed Account on that day; plus

                      4.   Any loan repayments allocated to the Fixed Account on that day; plus

                      5.   That portion of any interest credited on an outstanding Loan which is allocated to the Fixed Account on that day;

                    Less:

                      1.   Any amount transferred from the Fixed Account to the Investment Divisions on that day;

                      2.   Any partial withdrawal from the Fixed Account on that day;

                      3.   Any portion of a Transfer Processing Charge taken from the Fixed Account;

                      4.   Any portion of the Surrender Charge taken on that day due to a requested decrease in Face Amount, Death Benefit Option change or partial withdrawal attributable to the Fixed Account;

                      5.   Any portion of the unpaid Monthly Coverage Expense Charges taken on that day due to a requested decrease in Face Amount, Death Benefit Option change or partial withdrawal attributable to the Fixed Account;

                      6.   Any amount transferred from the Fixed Account to the Loan Account on that day;

                      7.   If that day is a monthly anniversary, the portion of the Monthly Deduction charged to the Fixed Account to cover the policy month that starts on that day.

                    The cash value in the Fixed Account can be negative. Interest will not be charged on negative cash value.

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

SEPARATE ACCOUNT    The cash value in each Investment Division on the Investment Start Date equals: the
CASH VALUE          portion of the initial Net Premium received and allocated to the Investment Division;
                    less the portion of the Monthly Deductions due from the Policy Date through the
                    Investment Start Date, if any, charged to the Investment Division.

                    The cash value in each Investment Division on any day after the Investment Start Date equals:

                       1.  The cash value in the Investment Division on the preceding Valuation Date times that Investment Division's Net Investment Factor for the current
                           Valuation Period; plus

                       2.  Any portion of Net Premium received and allocated to the Investment Division on that day; plus

                       3.  Any amounts transferred to the Investment Division from the Fixed Account or from another Investment Division during the current Valuation Period; plus

                       4.  Any loan repayments allocated to the Investment Division during the current
                           Valuation Period; plus

                       5.  That portion of any interest credited on an outstanding Loan which is allocated to the Investment Division during the current Valuation Period;

                    Less:

                       1.  Any amounts transferred from the Investment Division during the current
                           Valuation Period;

                       2.  Any partial withdrawal from the Investment Division during the current
                           Valuation Period;

                       3.  Any portion of a Transfer Processing Charge taken from the Investment
                           Division;

                       4.  Any portion of the Surrender Charge incurred during the current Valuation
                           Period due to a requested decrease in Face Amount, Death Benefit Option change or partial withdrawal attributable to the Investment Division;

                       5.  Any portion of the unpaid Monthly Coverage Expense Charges taken during the current Valuation Period due to a requested decrease in Face Amount, Death
                           Benefit Option change or partial withdrawal attributable to the Investment
                           Division;

                       6.  Any amount transferred from the Investment Division to the Loan Account during the current Valuation Period;

                       7.  If a monthly anniversary occurs during the current Valuation Period, the portion of the Monthly Deduction charged to the Investment Division during the current Valuation Period to cover the policy month that starts during that
                           Valuation Period.

                    The cash value in an Investment Division can be negative. Interest will not be charged on negative cash value.

VARIABLE            At the end of a Valuation Date, the current market value of an Investment Division is
ACCUMULATION UNITS  determined by multiplying that Investment Division's accumulation unit value times the number of Investment Division accumulation units held under the Policy.

                    The number of Investment Division accumulation units will increase when:

                    1.     Any portion of a Net Premium is allocated to that Investment Division;

                    2.     Amounts are transferred to that Investment Division; or

                    3.     Loans are repaid and credited to that Investment Division.

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

                   The number of Investment Division accumulation units will decrease when:

                   1.  Any portion of the Monthly Deduction is deducted from that Investment Division;

                   2.  A Loan is taken from that Investment Division;

                   3.  An amount is transferred from that Investment Division;

                   4.  A Transfer Processing Charge is taken from that Investment Division;

                   5.  A Surrender Charge is taken from that Investment Division;

                   6.  A partial withdrawal is taken from that Investment Division; or

                   7.  Any portion of the Coverage Expense Charge is taken from that Investment Division due to a decrease in Face Amount attributable to that Investment Division.

VALUE OF EACH      The value of an accumulation unit may increase or decrease from one Valuation Period
ACCUMULATION UNIT  to the next. For any Valuation Period, the value equals 1. times 2., where:

                   1.  Equals the value of an accumulation unit for the prior Valuation Period; and

                   2.  Equals the Net Investment Factor for that Investment Division for the current
                       Valuation Period.

NET INVESTMENT     The Net Investment Factor measures the investment performance of an Investment
FACTOR             Division during a Valuation Period. The Net Investment Factor for each Investment
                   Division for a Valuation Period is equal to:

                   1.  The value of the assets at the end of the preceding Valuation Period; plus

                   2.  The investment income and capital gains---realized or unrealized---credited to the assets during the Valuation Period for which the Net Investment Factor is being determined; less

                   3.  The capital losses---realized or unrealized---charged against the assets during the
                       Valuation Period; less

                   4.  Any amount charged against the Investment Division for taxes, including any tax or other economic burden resulting from the application of tax laws that we determine to be properly attributable to the Investment Division, or any amount we set aside during the Valuation Period as a reserve for taxes attributable to the operation or maintenance of the Investment Division; divided by

                   5.  The value of the assets at the end of the preceding Valuation Period.

LOAN ACCOUNT CASH  The cash value in the Loan Account as of the Investment Start Date equals the amount
VALUE              transferred into the Loan Account on that day.

                   The cash value in the Loan Account on any day after the Investment Start Date is equal to:

                   1.  The cash value in the Loan Account on the preceding Valuation Date, with interest at the Loan Interest Rate Credited; plus

                   2.  Any amount transferred to the Loan Account from the Fixed Account on that day;
                       plus

                   3.  Any amount transferred to the Loan Account from the Investment Divisions on that day; plus

                   4.  If that day is a policy anniversary, an amount due to cover the Loan Interest if not paid by you; less

                   5.  Any amount transferred from the Loan Account to the Fixed Account on that day;
                       less

                   6.  Any amount transferred from the Loan Account to the Investment Divisions on that day.

CASH VALUE AFTER   If the Policy is continued beyond the Maturity Date, the Cash Value of the Policy on
THE MATURITY DATE  and after the Maturity Date will be determined in the same manner as described above, except there will be no Monthly Deductions taken. Premiums cannot be paid on or after the Maturity Date, except for payments required under a Grace Period due to an
                   Excess Loan.

5E-46-06                               17

MONTHLY                    The Monthly Deduction for the following month is deducted on the monthly
DEDUCTION                  anniversary; and equals the sum of:

                           1.  The Total Monthly Cost of Insurance; plus

                           2.  The Monthly Mortality and Expense Risk Charge; plus

                           3.  The Monthly Coverage Expense Charge; plus

                           4.  The Monthly Policy Charge; plus

                           5.  The monthly costs for riders made a part of the Policy, unless otherwise stated in a rider.

                           The Monthly Deduction for a policy month will be taken from the Fixed Account and the Investment Divisions in the same proportion that the respective cash value in each bears to the total Cash Value, less the cash value in the Loan Account on the monthly anniversary. However, at any time you can choose In Writing to have Monthly
                           Deductions allocated to:

                           1.  The Fixed Account or to a specific Investment Division until the cash value in the
                               Fixed Account or that Investment Division is insufficient to cover the entire Monthly
                               Deduction; and then

                           2.  To the Fixed Account and the remaining Investment Divisions in the same proportion that the respective cash value in each bears to the total Cash Value, less the cash value in the Loan Account on the monthly anniversary.

                           You can change the Monthly Deduction allocation by making a request In Writing.

                           There will be no Monthly Deduction taken on or after the Maturity Date.

MONTHLY COST OF            The Monthly Cost of Insurance for the following month is charged as part of the
INSURANCE                  Monthly Deduction and is included in the Total Monthly Cost of Insurance. The Total
                           Monthly Cost of Insurance equals:

                           1.  The Net Amount at Risk allocated to the remaining Initial Face Amount (which includes any increase in Face Amount resulting from a change in Death Benefit
                               Option) times the Monthly Cost of Insurance Rate for the Initial Face Amount,
                               divided by 1,000; plus

                           2.  If you request any increases in Face Amount, the Net Amount at Risk allocated to each Requested Increase times the Monthly Cost of Insurance Rate for each increase in Face Amount, divided by 1,000.

NET AMOUNT AT RISK         The Net Amount at Risk equals:

                           1.  For Death Benefit Option A, and for Death Benefit Option C on and after Age 65:

                               a.  The greater of: the Face Amount divided by the Monthly Discount Factor shown on the Policy Specifications page; and the Cash Value (before the deduction of the
                                   Total Monthly Cost of Insurance) at the start of the policy month times the applicable Attained Age Factor shown in the Table of Corridor Factors; less

                               b.  The Cash Value (before the deduction of the Total Monthly Cost of Insurance) at the start of the policy month.

                           2.  For Death Benefit Option B, and for Death Benefit Option C prior to Age 65:

                               a.  The greater of: the Face Amount divided by the Monthly Discount Factor shown on the Policy Specifications page, plus the Cash Value (before the deduction of the
                                   Total Monthly Cost of Insurance) at the start of the policy month; and the Cash
                                   Value (before the deduction of the Total Monthly Cost of Insurance) at the start of the policy month times the applicable Attained Age Factor shown in the Table of
                                   Corridor Factors; less

                               b.  The Cash Value (before the deduction of the Total Monthly Cost of Insurance) at the start of the policy month.

5E-46-06                               18

                   If the Face Amount or Death Benefit of a rider made a part of the Policy is to be included for the purposes of calculating the Net Amount at Risk under the Death
                   Benefit Options, that rider will so indicate.

                   The Cash Value used in the Net Amount at Risk calculation will not be less than zero.

ALLOCATION OF NET  The Net Amount at Risk will be allocated to the coverages in the following order:
AMOUNT AT RISK
                   1.   Each increase in Face Amount in succession, starting with the most recent increase;
                        and then

                   2.   To the coverage provided by the remaining Initial Face Amount (which includes any increase in Face Amount resulting from a change in Death Benefit Option).

                   If the Allocation of Net Amount at Risk is affected by a rider made a part of the
                   Policy, that rider will so indicate.

MONTHLY COST OF    At the start of each coverage year, the Monthly Cost of Insurance Rate is calculated for
INSURANCE RATES    the remaining Initial Face Amount (which includes any increase in Face Amount resulting from a Death Benefit Option Change) and for each Requested Increase. The
                   Monthly Cost of Insurance Rate for each portion of coverage is based on the issue age, risk classification, sex and completed years from the Policy Date for the Initial Face
                   Amount and from the Date of Coverage for each Requested Increase. If the Death
                   Benefit equals a percentage of the Cash Value, any increase in Cash Value will cause an automatic increase in the Death Benefit. The risk classification for such increase will be the same as that used for the most recent Requested Increase, excluding any riders, which required proof that the Insured was insurable by our standards.

                   The Monthly Cost of Insurance Rates for each portion of coverage will never exceed the rates shown on the Table of Guaranteed Maximum Monthly Cost of Insurance
                   Rates page for that coverage. Any change in the cost of insurance rates will apply to all persons of the same age, sex, and risk classification whose coverage has been in force for the same length of time.

MONTHLY COVERAGE   The Policy's Monthly Coverage Expense Charge equals the total of these charges for
EXPENSE CHARGE     the Initial Face Amount and for all Requested Increases. The Charge for each portion of coverage equals: the Face Amount of the Policy (excluding any increase in Face
                   Amount resulting from a Death Benefit Option change) or the amount of an increase;
                   times its Monthly Coverage Expense Charge rate for the applicable year; divided by
                   1,000. The Maximum Monthly Coverage Expense Charge is shown on the Policy
                   Specifications page. A separate Maximum Monthly Coverage Expense Charge will apply to each Requested Increase.

                   If the Policy is reinstated, the period of lapse will not be considered in determining the applicable Monthly Coverage Expense Charge on any day after Reinstatement.

MONTHLY POLICY     The Monthly Policy Charge will never exceed the amount shown on the Policy
CHARGE             Specifications page.

                   If the Policy is reinstated, the period of lapse will not be considered in determining the applicable Monthly Policy Charge on any day after Reinstatement.

MORTALITY AND      The Mortality and Expense Risk Charge will be calculated on each monthly
EXPENSE RISK       anniversary and will not exceed the Maximum Mortality and Expense Risk Charge
CHARGE             shown on the Policy Specifications page times the cash value in the Separate Account at the start of the current monthly anniversary. If the cash value in the Separate
                   Account is negative on a monthly anniversary, the Mortality and Expense Risk Charge will not be deducted for that month.

                   If the Policy is reinstated, the period of lapse will not be considered in determining the applicable Mortality and Expense Risk Charge on any day after Reinstatement.

5E-46-06                               19

CASH SURRENDER       The Cash Surrender Value of the Policy equals the Cash Value at the time of
VALUE                surrender, less:

                     1.  Any Policy Loan Balance;

                     2.  Any unpaid Monthly Coverage Expense Charges and Monthly Policy Charges due
                         for the remainder of the first policy year;

                     3.  Any unpaid Monthly Coverage Expense Charges and Monthly Policy Charges due
                         for the remainder of the 12-month period following the Date of Coverage of a
                         Requested Increase;

                     4.  Any unpaid Monthly Coverage Expense Charges and Monthly Policy Charges due
                         for the remainder of the 12-month period following the Issue Date of any rider made a part of the Policy if that rider so states;

                     5.  Any Surrender Charge.

SURRENDER            You may surrender the Policy for its Cash Surrender Value during the lifetime of the
                     Insured. We will determine the Cash Surrender Value as of the date we receive your request In Writing. The Cash Surrender Value will be paid to you in one sum or placed in an account that earns interest unless you choose In Writing to apply all or part of the proceeds to a Payment Option. (See the Payment Options section).

                     The Policy will terminate on the monthly anniversary on or next following the date of surrender. The Cash Surrender Value will not be reduced by the Total Monthly Cost of
                     Insurance due on that date for a subsequent policy month.

                     If the Insured dies on or after the date of surrender and before the termination of the
                     Policy: the surrender will be reversed; and the Cash Surrender Value paid to you will be processed as a Loan. Therefore, the Cash Surrender Value paid to you will be deducted from the Policy Proceeds. (See the Policy Proceeds provision.)

PARTIAL WITHDRAWALS  After the first policy year and subject to the conditions below, you may make a request
                     In Writing for a partial withdrawal from the Cash Surrender Value.

                     We reserve the right to limit the total amount you may withdraw to 90% of the Cash
                     Surrender Value. See the Allocation of Partial Withdrawals, Fixed Account Partial
                     Withdrawals and Separate Account Partial Withdrawals provisions below for additional limits we may impose on partial withdrawals.

                     The amount of your partial withdrawal request at any one time must be at least the
                     Minimum Loan and Partial Withdrawal Amount shown on the Policy Specifications page.

                     No partial withdrawal will be processed which would:

                     1.  Reduce the Cash Surrender Value to less than an amount that would cover two
                         Monthly Deductions; or

                     2.  Result in the Face Amount, excluding riders, being less than the Minimum Face
                         Amount shown on the Policy Specifications page; or

                     3.  Disqualify the Policy as life insurance under the Code and any interpretive regulation or rulings by the Internal Revenue Service.

                     In each policy year after the first, you may make up to the Maximum Number of
                     Partial Withdrawals shown on the Policy Specifications page as long as the total withdrawal amount (see the first paragraph of this provision) is not exceeded, except with our consent. We reserve the right to change the minimum amounts or the maximum number of partial withdrawals. We also may assess a transaction charge for a withdrawal, not to exceed the Maximum Partial Withdrawal Charge shown on the
                     Policy Specifications page.

                     The Death Benefit of the Policy will be based on the Face Amount after the partial withdrawal and the reduced Cash Value. The Face Amount of the Policy will be decreased, if necessary, such that the Net Amount at Risk after the partial withdrawal is not greater than the Net Amount at Risk before the partial withdrawal.

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

                       The Face Amount will be decreased in the following order, unless any rider made a part of the Policy states otherwise:

                       1.  Each Requested Increase in succession, starting with the most recent increase; and
                           then

                       2.  The remaining Initial Face Amount; and then

                       3.  Any increase in Face Amount resulting from a change in Death Benefit Option.

                       If a decrease in Face Amount requires a decrease in the amounts provided by any riders made a part of the Policy, that rider will so indicate.

                       A Surrender Charge may apply if the Face Amount is decreased as a result of a partial withdrawal.

ALLOCATION OF PARTIAL  Subject to the conditions below, partial withdrawals will be allocated among the Fixed
WITHDRAWALS            Account and the Investment Divisions in the same proportion that the respective cash value in each bears to the total Cash Value less the cash value in the Loan Account on the date of the partial withdrawal. If the Fixed Account conditions will not allow this proportionate allocation, we will request that you specify an acceptable allocation.

FIXED ACCOUNT          Except with our consent, partial withdrawals and transfers from the Fixed Account can
PARTIAL WITHDRAWALS    be made once within 30 days after each policy anniversary. The maximum amount of
AND TRANSFERS          all partial withdrawals and transfers from the Fixed Account in a policy year will, except with our consent, be the greater of 1. and 2., where:

                       1.  Equals the portion of the Cash Surrender Value in the Fixed Account at the start of that policy year times the Fixed Account Maximum Withdrawal Percentage Limit, as
                           shown on the Policy Specifications page.

                       2.  Equals the previous year's Fixed Account Maximum withdrawal amount.

                       However, if less than $[50] would remain in the Fixed Account after the withdrawal, you can withdraw the entire portion of the Cash Surrender Value in the Fixed Account.

SEPARATE ACCOUNT       The maximum amount of a partial withdrawal from any one of the Investment
PARTIAL WITHDRAWALS    Divisions will be the lesser of 1. and 2., where:

                       1.  Equals 90% of the portion of the Cash Surrender Value in that Investment Division at the start of that policy year.

                       2.  Equals the amount required to keep the Face Amount, excluding riders, from being less than the Minimum Face Amount.

SURRENDER CHARGE       During the surrender charge period, a Surrender Charge will apply: upon surrender;
                       upon lapse; upon a partial withdrawal that decreases the Face Amount; upon a change in Death Benefit Option that decreases the Face Amount; and upon a requested decrease in Face Amount. However, in each policy year you can take partial withdrawals equal to 10% without a Surrender Charge. For example, if you take a partial withdrawal of 6% of the Cash Surrender Value, you can take another 4% of the then current Cash Surrender Value in that policy year without a Surrender Charge, and then Surrender Charges will apply to any future withdrawals in that policy year.

                       A Surrender Charge will be applied:

                       1.  First, with respect to each Requested Increase in succession and the number of months from the Date of Coverage for that increase, starting with the most recent increase; and then

                       2.  With respect to the Initial Face Amount (excluding any increase in Face Amount resulting from a Death Benefit Option change) and the number of months from the
                           Policy Date.

                       The Maximum Surrender Charges for the Initial Face Amount and for any Requested
                       Increase are shown on the Surrender Charge Schedule page for the respective coverage.

5E-46-06                               21

                 A Surrender Charge will apply to any decrease in Face Amount during the surrender charge period. The amount of Surrender Charge applied because of a decrease in Face
                 Amount is defined on the Surrender Charge Schedule page for the portion of the Face
                 Amount being decreased. The Surrender Charge for a decrease in Face Amount is deducted from the Cash Value on the effective date of the decrease.

                 The Surrender Charge will be allocated among the Fixed Account and the Investment
                 Divisions in the same proportion that the respective cash value in each bears to the total Cash Value less the cash value in the Loan Account. If a Surrender Charge is imposed due to a partial withdrawal, it will be allocated among the Fixed Account and the Investment Divisions in the same proportion that the partial withdrawal was allocated among the Fixed Account and the Investment Divisions.

                 If the Surrender Charge of a rider made a part of the Policy is to be included for the purposes of determining the Surrender Charge applicable to the Policy, that rider will so indicate.

                 If the Policy is reinstated, the period of lapse will not be considered in determining the applicable Surrender Charge on any date after Reinstatement.

CONTINUATION OF  If all premium payments cease and the Guaranteed Minimum Death Benefit provision
INSURANCE        is not in effect, the insurance provided under the Policy, including benefits provided by any rider made a part of the Policy, will continue in accordance with the provisions of the Policy for as long as the Cash Surrender Value is sufficient to cover the Monthly
                 Deductions. (See the Grace Period provision.)

POSTPONEMENT OF  We will usually pay any amounts payable on Loans, surrenders or partial withdrawals
PAYMENTS OR      allocated to the Investment Divisions within seven days after we receive the request In
TRANSFERS        Writing. We will usually pay any Death Benefit proceeds within seven days after we receive due proof of claim. Payment of any amount payable from the Investment
                 Divisions on Loans (except when used to pay premiums on policies issued by us), surrenders, partial withdrawals or death may be postponed whenever:

                 1.  The New York Stock Exchange is closed (other than customary weekend and holiday closing) or trading on the New York Stock Exchange is restricted as determined by the SEC;

                 2.  The SEC, by order, permits postponement for the protection of policy owners; or

                 3.  An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

                 Transfers may also be postponed under the circumstances listed above.

                 We may defer payment of the portion of any amount payable from the Fixed Account on surrender or partial withdrawals for not more than six months. If we defer payment for 30 days or more, we will pay interest, if required by law, at a rate at least equal to the minimum required by the state governing the Policy.

                 We may defer payment of the portion of any Loan from the Fixed Account for not more than six months, except for payment of premiums to us.

BASIS OF         The minimum cash values in the Fixed Account are based on:
COMPUTATION      1.  The Basis of Computation of Minimum Cash Values table shown on the Policy
                     Specifications page and any Policy Specifications for Policy Change page; and

                 2.  Compound interest at an annual rate of not less than the Fixed Account Cash Value
                     Guaranteed Interest Rate shown on the Policy Specifications page.

                 All values are at least equal to those required by any applicable law of the state that governs the Policy. We have filed a detailed statement, if required, of the method of calculating cash values and reserves with the insurance supervisory official of that state.

5E-46-06                               22

                 4. SEPARATE ACCOUNT PROVISIONS AND TRANSFERS

SEPARATE ACCOUNT       The variable benefits under the Policy are provided through investments in the
                       Separate Account. This account is used for flexible premium variable life insurance policies and, if permitted by law, may be used for other policies or contracts as well.

                       We hold the assets of the Separate Account. These assets are held separately from the assets held in our general account (which includes the Fixed Account). Income, gains and losses--- whether or not realized---from assets allocated to the Separate Account will be credited to or charged against the Separate Account without regard to our other income, gains or losses.

                       The portion of the assets held in the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account will not be charged with liabilities that arise from any other business we may conduct. We have the right to transfer to our general account any assets of the Separate Account that exceed the reserves and other policy liabilities of the Separate Account.

                       The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate
                       Account is also subject to the laws of the state of Delaware. To the extent required by law, the investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Delaware. If required, the approval process is on file with the insurance supervisory official of the state that governs the Policy.

INVESTMENT DIVISIONS   The Separate Account has multiple Investment Divisions. The Investment Divisions invest in shares of registered investment companies or other pools of investment assets.

                       Income, gains and losses---whether or not realized---from the assets of each
                       Investment Division are credited to or charged against that Investment Division without regard to income, gains or losses in other Investment Divisions or in the Fixed
                       Account.

                       We will value the assets of each Investment Division at the end of each Valuation
                       Period.

                       The values and benefits of the Policy depend on: the investment performance of the
                       Investment Divisions; and the interest credited to the Fixed Account. We do not guarantee the investment performance of the Investment Divisions. You bear the investment risk for amounts invested in the Investment Divisions for the Policy.

ADDITION, DELETION OR  As permitted by law, we can add or remove shares of a fund that are held by the
SUBSTITUTION OF        Separate Account or that the Separate Account may purchase. When a change is made,
INVESTMENT DIVISIONS   we will send you: a prospectus supplement or a revised prospectus for the Separate
                       Account which will describe all of the funds then available for the Policy in the
                       Separate Account or its successor or any other investment company in which the
                       Separate Account is invested; and any notice required by law.

                       When shares of a fund are removed, we have the right to substitute a different fund in which the Investment Division will then invest:

                       1.  The value of the removed shares of the fund; and

                       2.  Future net premiums applied to that Investment Division.

                       The investment policy of the Separate Account will not be changed unless the change has been approved by the Insurance Commissioner of the State of Delaware, if
                       required. We have filed a statement of the approval process with the insurance supervisory official of the state that governs the Policy, to the extent required by law.

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

TRANSFERS  If the Policy is in force and you have not exercised your Conversion Right, 20 days after the initial Net Premium is applied to the Policy, you may transfer amounts as follows:

           1.  Between the Fixed Account and the Investment Divisions; and

           2.  Among the Investment Divisions.

           These transfers will be subject to the following conditions:

           1.  We must receive a request for transfer In Writing.

           2.  The transfer request must be expressed as a dollar amount or as a percentage in whole numbers.

           3.  The minimum amount of the transfer must be equal to the lesser of [$50] or the total amount in the Fixed Account or Investment Division that the transfer is being made from.

           4.  We may impose a charge for each transfer not to exceed the Maximum Transfer
               Processing Charge shown on the Policy Specifications page.

           5.  We reserve the right to limit the number of transfers in each policy year to the
               Maximum Number of Transfers per Policy Year shown on the Policy Specifications page.

           6.  The maximum amount of all transfers and partial withdrawals from the Fixed
               Account (the Fixed Account Maximum) in any policy year will be the greater of a. and b., where:

               a.  Equals the portion of the Cash Surrender Value in the Fixed Account at the start of that policy year, times the Fixed Account Maximum Withdrawal Percent Limit shown on the Policy Specifications page; and

               b.  Equals the previous policy year's Fixed Account Maximum withdrawal amount.

               However, if less than [$50] would remain in the Fixed Account after the transfer, you can transfer the remainder to the Investment Divisions.

               The Fixed Account cash value immediately after any transfer to the Fixed Account cannot exceed c. times d., where:

               c.  Equals the Fixed Account cash value plus the Separate Account cash value; and

               d.  Is the Fixed Account Maximum Allocation Percent as shown on the Policy
                   Specifications page.

           All transfers that occur on the same day are counted as one transfer for the purpose of determining: any charge under item 4 above; and the number of transfers made in a policy year under item 5 above.

           Your right to make transfers is subject to limitations or modifications by us if we determine, in our sole opinion, that the exercise of the right by one or more owners with interests in the Investment Division is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that we consider to be to the disadvantage of other owners. A limitation or modification could be applied to transfers to and from one or more of the
           Investment Divisions and could include, but is not limited to:

           1.  The requirement of a minimum time period between each transfer;

           2.  Not accepting a transfer request from a third party acting under authorization on behalf of more than one owner;

           3.  Limiting the dollar amount that may be transferred by an owner between the
               Investment Divisions at any one time; or

           4.  Requiring that a transfer request be provided In Writing and signed by the owner.

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
                  5. LOANS

LOANS                  Upon your request In Writing, you may borrow no more than the Loan Value (defined below) of the Policy while it is in force.

                       The Loan Value on the date the loan is made equals:

                       1.  The Cash Value; less

                       2.  Any Policy Loan Balance; less

                       3.  Loan interest to the next policy anniversary; less

                       4.  The most recent Monthly Deduction charged, times the number of policy months to the next policy anniversary; less

                       5.  Any Surrender Charge; plus

                       6.  Interest at the Fixed Account Cash Value Guaranteed Interest Rate credited to the next policy anniversary.

                       The amount of each loan request must be at least equal to the Minimum Loan and
                       Partial Withdrawal Amount shown on the Policy Specifications page. The Policy will be the sole security for such Loan.

                       You may allocate the Loan among the Fixed Account and the Investment Divisions. If you do not specify the allocation, then the Loan will be allocated among the Fixed
                       Account and the Investment Divisions in the same proportion that the respective cash value in each bears to the total Cash Value, less the cash value in the Loan Account, on the date of the Loan.

                       Cash value equal to the Loan allocated to the Fixed Account and each Investment
                       Division will be transferred to the Loan Account and will earn interest at an annual effective rate not less than the Loan Interest Rate Credited shown on the Policy
                       Specifications page. Interest earned on the cash value in the Loan Account will remain in the Loan Account until: we receive a loan repayment; a new Loan is made; the
                       Policy enters the Grace Period; or the next policy anniversary. Upon any of these events, the interest earned on the Loan Account will be transferred to the Fixed
                       Account and the Investment Divisions in proportion to the cash value in each.

LOAN INTEREST CHARGED  Interest on loans will be charged at the Loan Interest Rate Charged applicable to the
                       Policy Year as shown on the Policy Specifications page. This is a fixed loan interest rate. The loan interest is due each year on the policy anniversary.

                       If you do not pay the loan interest when it is due on a policy anniversary: an amount of cash value equal to the loan interest will be added to the existing loan; interest will be charged on it; and it will be allocated to the Loan Account. The amount transferred will be deducted from the Fixed Account and the Investment Divisions in the same proportion that the cash value in each bears to the total Cash Value, less the cash value in the Loan Account.

LOAN AND LOAN          Any payment we receive will be applied as a premium payment unless it is clearly
INTEREST               marked as a Loan repayment.
REPAYMENTS             You may repay the Policy Loan Balance in whole or in part at any time before the death of the Insured while the Policy is in force. When a loan repayment is made, an amount equal to the loan repayment will be transferred from the Loan Account to the
                       Fixed Account and the Investment Divisions in the same proportion that the cash value in each bears to the total Cash Value, less the cash value in the Loan Account.

                       If there is an Excess Loan (see the Definitions page), we will mail a notice to your last known address and that of any assignee of record. We will allow you a Grace Period for payment of the excess due. If the excess due remains unpaid at the end of the Grace
                       Period, the Policy will lapse without value. The Grace Period will end 62 days from the date the notice is sent.

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
               6. PREMIUMS AND GRACE PERIOD

PAYMENT OF PREMIUMS   The first premium is due as of the Policy Date. While the Insured is living, premiums after the first must be paid at our Designated Office. A premium receipt will be furnished upon request. The Policy will not be in force until the first premium is paid.

                      Prior to the Maturity Date, premiums may be paid in any amount and at any interval subject to the following conditions:

                      1.  Any premium payment must be at least [$50.00].

                      2.  If you chose the Guideline Premium Test, total premiums paid in any policy year may not exceed an amount that would cause the Policy to fail the definition of life insurance as defined by Section 7702 of the Code or any applicable successor provision.

                      The Planned Premium amount cannot be increased if payment of the increased planned premium would cause the Policy to fail to satisfy the definition of life insurance as defined by Section 7702 of the Code or any applicable successor provision.

                      If we receive a premium that causes the Death Benefit to increase by an amount that exceeds that Net Premium, we reserve the right to refuse that premium payment. We may require additional evidence of insurability before we accept that premium payment.

                      Premiums cannot be paid on or after the Maturity Date, unless they are required under a Grace Period provision.

                      Unless you request otherwise In Writing, any payment that we receive will be used as a premium payment.

PERCENT OF PREMIUM    A Percent of Premium Charge will be deducted from each premium submitted. The
CHARGE                maximum charge is shown on the Policy Specifications page.

PREMIUM TAX CHARGE    A Premium Tax Charge will be deducted from each premium submitted. The maximum charge is shown on the Policy Specifications page.

FEDERAL TAX CHARGE    A Federal Tax Charge will be deducted from each premium submitted. The maximum charge is shown on the Policy Specifications page.

ALLOCATION OF NET     You may allocate the Net Premiums among the Fixed Account and the Investment
PREMIUMS              Divisions. No less than 1% of the Net Premium may be allocated to the Fixed Account or any Investment Division. Percentages must be in whole numbers. The cash value in the Fixed Account immediately after payment of the premium cannot exceed 1. times
                      2., where:

                      1.  Equals the Fixed Account cash value plus the Separate Account cash value.

                      2.  Equals the Fixed Account Maximum Allocation Percent as shown on the Policy Specifications page.
                          We may modify the Fixed Account Maximum Allocation Percent at any time.

                      The initial allocation is shown on the Application.

                      The Policy's first Net Premium is invested in the Fixed Account as of the Investment
                      Start Date. Twenty days after the first Net Premium is applied to the Policy, the Cash
                      Value will be allocated to the Fixed Account and/or the Investment Divisions
                      according to the allocations you chose on the Application. Before the Cash Value is transferred from the Fixed Account, the values and benefits of the Policy will depend on the interest credited to the Fixed Account. After the Cash Value is transferred from the Fixed Account, each Net Premium will be allocated to the Fixed Account and/or the Investment Divisions according to the allocations you have chosen as of the date we receive the premium at our Designated Office.

YOUR RIGHT TO CHANGE  While the Policy is in force, you may change the allocation of future Net Premiums
ALLOCATION            among the Fixed Account and/or the Investment Divisions as outlined in the
                      Allocation of Net Premiums provision. The change in allocation percentages will take effect when we receive your request

5E-46-06                               26

                    In Writing.

GUARANTEED MINIMUM  On each monthly anniversary, we will compare 1. to 2. for each Guaranteed Minimum
DEATH BENEFIT       Death Benefit Period (referred to as "Guaranteed Period") applicable to the Policy, where:

                    1.  Equals the sum of the Guaranteed Minimum Death Benefit Monthly Premiums for
                        each applicable Guaranteed Period for each monthly anniversary since the Policy
                        Date; and

                    2.  Equals the total premiums paid to date less: all partial withdrawals; any cash value paid to you to allow the Policy to continue to qualify as a life insurance contract; and
                        any outstanding Loans.

                    If 2. is greater than or equal to 1. for at least one applicable Guaranteed Period, the
                    Policy will not lapse, even if the Cash Surrender Value is insufficient to pay the
                    Monthly Deduction.

                    If, based on the total premium paid, the Policy qualifies for a longer Guaranteed Period than the one chosen in the Application, the longer Guaranteed Period will be in effect.
                    The Policy will qualify for a longer Guaranteed Period only if the premium requirement for that Guaranteed Period has been satisfied for each policy month since the Policy Date.

                    If the premium requirement for the Guaranteed Period chosen in the Application is not met: the Guaranteed Period chosen will no longer be in effect; and the next shorter
                    Guaranteed Period for which the premium requirement has been met since the Policy
                    Date, if any, will be in effect.

                    The Guaranteed Minimum Death Benefit Monthly Premium may change if any of the following occurs:

                    1.  A change in Face Amount; or

                    2.  The addition or deletion of, or change to, a rider made a part of the Policy; or

                    3.  A change in Death Benefit Option; or

                    4.  A misstatement of age or sex in the Application; or

                    5.  A change in the Insured's risk classification. This may also affect the Guaranteed
                        Period.

                    We will send you a revised Policy Specifications page reflecting the new Guaranteed
                    Minimum Death Benefit Monthly premium.

                    If the Guaranteed Minimum Death Benefit ends because the premium requirement has not been met while the Policy is in force, the Guaranteed Period that was in effect immediately prior to the expiration of the Guaranteed Minimum Death Benefit can be reinstated within nine months, provided that the Policy remains in force. Sufficient premiums must be paid to satisfy the cumulative premium requirement for the applicable Guaranteed Period at the time of reinstatement.

                    If the Policy lapses during the first five policy years, only the Five-Year Guaranteed
                    Period will be reinstated if the Policy is reinstated during the first five policy years. If the Policy lapses after the first five policy years, the Guaranteed Minimum Death
                    Benefit provision will terminate and no Guaranteed Period can be reinstated if the
                    Policy is reinstated.

                    We will send you a notice if the Guaranteed Minimum Death Benefit Monthly premium requirement for the Guaranteed Period you chose has not been met. The notice will state the amount of premium that has to be paid in order to retain the guarantee and whether, in the absence of payment, the Policy would qualify for the next shorter Guaranteed Period. If the premium required to keep your chosen
                    Guaranteed Period in effect is not paid within 62 days of the notice, that guarantee will end. If the Policy qualifies for a shorter Guaranteed Period, that will become the new
                    Guarantee Period.

5E-46-06                               27

GRACE PERIOD   If, on a monthly anniversary during an applicable Guaranteed Period, the Policy does not meet any applicable Guaranteed Minimum Death Benefit premium requirement and the Cash Surrender Value is less than the next Monthly Deduction, a Grace Period of 62 days will be allowed for the payment of a premium sufficient to keep the Policy in force (referred to as the "Amount Due").

               After the termination of the last applicable Guaranteed Period, if the Cash Surrender
               Value is less than the next Monthly Deduction on a monthly anniversary, a Grace
               Period of 62 days will be allowed for the payment of the Amount Due.

               At the start of the Grace Period, notice of the Amount Due will be sent to your last known address and to any assignee on record. The Amount Due is the amount required to pay the Monthly Deduction, or the amount required to meet a Guaranteed Minimum
               Death Benefit premium requirement (if applicable), whichever is less. If we do not receive the Amount Due by the end of the Grace Period, the Policy will lapse at the end of that 62-day period and it will then terminate without Cash Surrender Value. If the Insured dies during the Grace Period, any Amount Due will be deducted from the
               Death Benefit.

REINSTATEMENT  If the Policy has not been surrendered, you may reinstate your lapsed Policy prior to the Maturity Date and within three years after the date of lapse. To reinstate, you must submit a request In Writing and the following:

               1.  Proof satisfactory to us that the Insured is insurable by our standards.

               2.  Payment of the Monthly Deductions and Loan Interest due and unpaid at the time of lapse.

               3.  Payment of an amount large enough to keep the Policy in force for at least two months.

               The Insured must be alive on the date we approve the request for reinstatement. If the
               Insured is not alive, such approval is void.

               The reinstated Policy will be in force from the date we approve the reinstatement application. There will be a full Monthly Deduction for the policy month in which we approve the reinstatement application.

               Any Loans in effect at the time of lapse may be repaid or reinstated.

               The Surrender Charge, Maximum Monthly Coverage Expense Charge and Maximum
               Monthly Policy Charge at the time of Reinstatement will be those in effect at the time of lapse. The Cash Value following Reinstatement will include the amount of any
               Surrender Charge imposed at the time of lapse.

               Reinstatement of the Minimum Death Benefit Guarantee is limited as described in the
               Minimum Death Benefit Guarantee provision.

               Riders can be reinstated only as stated in the rider or with our consent.

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
                7. GENERAL PROVISIONS

THE CONTRACT         We have issued the Policy in consideration of the Application and payment of premiums. The Policy, the Application, any riders, and any endorsements comprise the entire contract and are made a part of the Policy when you accept the insurance applied for. The Policy may be changed by mutual agreement. Any change must be in writing and approved by our President or Secretary. Our representatives have no authority to alter or modify any terms, conditions, or agreements of the Policy, or to waive any of its provisions.

STATEMENTS IN        All statements made by the Insured or on his or her behalf, or by the applicant, will be
APPLICATION          deemed representations and not warranties. Material misstatements will not be used to void the Policy, any rider or any increase in Face Amount or to deny a claim unless made in the Application.

CLAIMS OF CREDITORS  To the extent permitted by law, neither the Policy nor any payment under it will be subject to the claim of creditors or to any legal process.

CONVERSION RIGHT     While the Policy is in force during the first two policy years, you have a one-time right to exchange the Policy to a new permanent fixed benefit life policy on the life of the
                     Insured, without proof of insurability. We, or an affiliate that we name, will issue the new policy on the following basis:

                     1.  The new policy will have the same Policy Date and Issue Date as this Policy;

                     2.  The Face Amount of the new policy may not be greater than the Face Amount, exclusive of riders, of this Policy on the exchange date;

                     3.  The cost of insurance rates for the new policy will be based on the Insured's age, smoker status, sex, and risk classification in effect on the Issue Date of this Policy, or the class we determine is the closest to it if that class is not offered on the new policy;

                     4.  The new policy will be a permanent fixed benefit plan agreed to by the issuing company, to the extent available for sale by that company on the exchange date and subject to any limits under Federal income tax and other applicable rules;

                     5.  The Cash Value of this Policy will be transferred to the new policy as of the exchange date;

                     6.  Any premium from this Policy that is in excess of the premium due, if any, for the new policy may be applied as an advance premium. If the conversion results in an increase in cash value, the increase will be payable by you. If a decrease in cash value results, we will return such amount to you;

                     7.  Any Loan and loan interest due on the exchange date must be repaid prior to the issue of the new policy;

                     8.  Any riders attached to this Policy will be attached to the new policy only if available for such policy;

                     9.  The new policy will be subject to any assignments and limitations to which this
                         Policy is subject.

MISSTATEMENT OF AGE  If we determine during the first policy year that there was a misstatement of age or sex
OR SEX AND           in the Application, the Policy values and charges will be recalculated from the Issue
CORRECTIONS          Date based on the correct information.

                     If we determine after the first policy year that there was a misstatement of age or sex in the Application, the amount of the Death Benefit will be that which would be purchased by the most recent Monthly Deduction at the correct age and sex.

                     If we make any payment or Policy changes in good faith, relying on our records or evidence supplied to us, our duty will be fully discharged. We reserve the right to correct any errors in the Policy.

5E-46-06                               29

UNISEX BASIS       If the Policy is issued on a unisex basis, all rates, benefits and values that contain differences based on sex are modified to provide the same for males and females.

INCONTESTABILITY   We cannot contest the initial coverage after the Policy has been in force during the lifetime of the Insured for two years from its Issue Date. We cannot contest a
                   Requested Increase with regard to material misstatements made concerning such increase after it has been in force during the lifetime of the Insured for two years from its Date of Coverage. We cannot contest a Death Benefit increase caused by a premium payment that required evidence of insurability after it has been in force during the lifetime of the Insured for two years from the date we received the premium payment. We cannot contest a Death Benefit increase caused by a change in Death
                   Benefit Option that required evidence of insurability after it has been in force during the lifetime of the Insured for two years from its Date of Coverage. This provision will not apply to any rider that contains its own incontestability clause.

                   If the Policy was issued as the result of the exercise of an option given in another policy and proof of insurability was not required, the contestable period applicable to the coverage resulting from the option exercise will end at the same time as it would have under the original policy.

SUICIDE EXCLUSION  If the Insured dies by suicide, while sane or insane, within two years from the Issue
                   Date, the amount payable will be limited to: the amount of premiums paid less any partial withdrawals; or, if greater and required by law, the reserve; less any Policy
                   Loan Balance on the date of death. If the Insured dies by suicide, while sane or insane, after the first two policy years and within two years of the Date of Coverage of any
                   Requested Increase: the increase will not be in effect; and the portion of Monthly
                   Deduction attributable to the increase will be added to the Cash Value prior to the calculation of the Death Benefit.

                   If the Policy was issued as the result of the exercise of an option given in another policy and proof of insurability was not required, the suicide period applicable to the coverage resulting from the option exercise will end at the same time as it would have under the original policy.

ANNUAL REPORT      Each year, or more often if required by law or regulation, we will send you a report that shows: the Death Benefit; current Policy values; surrenders; premiums paid and deductions made since the last report; any Policy Loan Balance; any Death Benefit
                   Guarantee in effect; and any other information required by law or regulation.

ILLUSTRATION OF    You may make a request In Writing for an illustration of benefits. We may charge a
BENEFITS           small fee for any requested illustration after the first in each policy year. This fee will not exceed the Maximum Fee for Illustration of Benefits shown on the Policy
                   Specifications page.

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
               8. PERSONS WITH AN INTEREST IN THE POLICY

OWNER               The Owner of the Policy is named in the Application. The Owner can be changed before the death of the Insured. The new Owner will succeed to all rights of the
                    Owner, including the right to make a further change of Owner. If there is more than one Owner, all must exercise the rights of ownership by joint action. Ownership may be changed in accordance with the Change of Owner or Beneficiary provision.

                    The Owner may be the Insured or someone else, and may be a person, a partnership, a corporation, a fiduciary or any other legal entity. At the death of the Owner, his or her estate will be the Owner, unless a successor Owner has been named. The rights of the
                    Owner will end at the death of the Insured.

BENEFICIARY         The Beneficiary is the person or entity named to receive the Policy Proceeds. The initial Beneficiary is named in the Application. You may change the Beneficiary before the death of the Insured; however, an irrevocable Beneficiary cannot be changed without his or her consent. The Beneficiary can be a person, a corporation, a partnership, a fiduciary or any other legal entity. A person must survive the Insured to qualify as Beneficiary. If none survives, the proceeds will be paid to the Owner.

                    Any payment we make will terminate our liability with respect to such payment.

CHANGE OF OWNER OR  During the Insured's lifetime you may change the Owner and Beneficiary
BENEFICIARY         designations, subject to any restrictions as stated in the Owner and Beneficiary provisions. You must make the change In Writing. Once it is recorded, the change will take effect as of the date you signed the request, whether or not the Insured is living when we receive your request. The change will be subject to any assignment of the
                    Policy or other legal restrictions. It will also be subject to any payment we made or action we took before we recorded the change. A change of Owner will void any prior
                    Beneficiary designation.

ASSIGNMENTS         If you make an absolute assignment of the Policy, the assignee will be the new Owner and Beneficiary. A collateral assignment of the Policy by you is not a change of Owner or Beneficiary; but their rights will be subject to the terms of the assignment.
                    Assignments will be subject to all payments made and actions taken by us before a signed copy of the assignment form is recorded by us at our Designated Office. We will not be responsible for determining whether or not an assignment is valid.

DESIGNATION OF      A numbered sequence can be used to name successive Owners or Beneficiaries. Co-
OWNER AND           beneficiaries will receive equal shares unless otherwise stated.
BENEFICIARY         In naming Owners or Beneficiaries, unless otherwise stated:

                    1.  "Child" includes an adopted or posthumous child;

                    2.  "Provision for issue" means that if a Beneficiary does not survive the Insured, the share of the Policy Proceeds for that Beneficiary will go to his or her living issue by right of representation; and

                    3.  A family relation such as "wife", "husband" or "child" means relation to the Insured.

                    At the time of payment of benefits, we can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.

REQUESTS FOR        All requests for change or information must be submitted In Writing.
CHANGES OR
INFORMATION

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                 9. PAYMENT OF POLICY BENEFITS

PAYMENT               Unless otherwise requested, we may pay the Policy Proceeds when the Insured dies to the Payee in one sum or by placing the amount in an account that earns interest. The
                      Payee will have immediate access to all or any part of the account. We will pay interest on the proceeds from the date they become payable to the date of payment as stated above, if required by law.

                      On request, all or part of the proceeds payable in one sum at the death of the Insured can be applied to any Payment Option at the choice of the Payee. Further, with our consent, any Payee who is entitled to receive proceeds in one sum when a Payment
                      Option ends, or at the death of a prior Payee, or when the proceeds are withdrawn, can choose to apply the proceeds to a Payment Option.

CHOICE OF PAYMENT     The choice of a Payment Option and the naming of the Payee must be In Writing. You
OPTIONS; OPTION DATE  can make, change or revoke the choice before the death of the Insured. The Option
                      Date is the effective date of the Payment Option, as chosen.

                      When a Payment Option starts, a contract will be issued by us or by an affiliate that will describe the terms of the Option.

PAYEE                 A Payee is a person, a corporation, a partnership, a fiduciary or any other legal entity entitled to receive the Policy Proceeds or surrender proceeds in one sum or under a
                      Payment Option.

                      If the Payee is not a natural person, the choice of a Payment Option will be subject to our approval. A collateral assignment will modify a prior choice of a Payment Option.
                      The amount due any assignee will be payable in one sum and the balance will be applied under the Payment Option.

LIFE INCOME OPTIONS   Guaranteed Life Income Options are based on the age of the Payee on the Option Date.
                      We will require proof of age. The Life Income payments will be based on the rates shown in the Life Income Tables; or, if they are greater, our Payment Option rates on the Option Date. If the rates at a given age are the same for different periods certain, the longest period certain will be deemed to have been chosen.

DEATH OF PAYEE        Amounts to be paid after the death of a Payee under a Payment Option will be paid as due to the successor Payee. If there is no successor Payee, amounts will be paid in one sum to the estate of the last Payee to die. If a Payee under a Life Income Option dies within 30 days after the Option Date, the amount applied to the Option, less any payments made, will be paid in one sum, unless a Payment Option is chosen.

LIMITATIONS           If installments under an Option would be less than [$50], proceeds can be applied to a
                      Payment Option only with our consent.

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                        10. PAYMENT OPTIONS

SINGLE LIFE INCOME             Monthly payments will be made during the lifetime of the Payee.

SINGLE LIFE INCOME -           Monthly payments will be made during the lifetime of the Payee with a guaranteed
10 YEAR GUARANTEED             payment period of 10 years.
PAYMENT PERIOD

JOINT AND SURVIVOR LIFE        Monthly payments will be made:
INCOME

                               1.  While either of two Payees is living, called "Joint and Survivor Life Income", or

                               2.  While either of two Payees is living, but for at least 10 years, called "Joint and
                                   Survivor Life Income, 10 Years Certain".

OTHER FREQUENCIES AND OPTIONS  Other Payment Options and payment frequencies may be arranged with us.

                              11. LIFE INCOME TABLES

MINIMUM PAYMENTS  Monthly payments for each $1,000 applied will not be less than the amounts shown in
UNDER PAYMENT     the following tables. On request, we will provide additional information about amounts
OPTIONS           of minimum payments.

                                                        10 YEAR GUARANTEED
                                           LIFE INCOME   PAYMENT PERIOD
SINGLE LIFE INCOME               Payee's  ------------- ------------------
                                   Age     Male  Female Male        Female
                                --------- ------ ------ -----       ------
                                   50     $ 2.83 $2.65  $2.82       $2.64
                                   55       3.11  2.89   3.10        2.88
                                   60       3.47  3.19   3.44        3.18
                                   65       3.92  3.59   3.87        3.56
                                   70       4.54  4.11   4.43        4.05
                                   75       5.40  4.83   5.13        4.69
                                   80       6.57  5.86   5.96        5.53
                                   85       8.20  7.37   6.87        6.52
                                90 & over  10.48  9.62   7.72        7.52

                                       JOINT AND SURVIVOR     JOINT AND SURVIVOR, 10 YEARS CERTAIN
JOINT AND SURVIVOR LIFE  Age of Both -----------------------  ------------------------------------
                           Payees    One Male and One Female        One Male and One Female
INCOME                   ----------- -----------------------  ------------------------------------
                             50               $2.43                         $2.43
                             55                2.63                          2.63
                             60                2.87                          2.87
                             65                3.17                          3.17
                             70                3.58                          3.57
                             75                4.12                          4.11
                             80                4.87                          4.82
                             85                5.94                          5.76
                          90 & over            7.47                          6.84

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                   FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

                              Non - Participating

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